Boston Scientific Corporation
                        -----------------------------

                                                                     Exhibit 11

                      COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)

                                                            Three Months Ended          Six Months Ended
                                                                 June 30,                   June 30,
                                                              1997       1996            1997       1996
                                                            --------------------------------------------
                                                            (In thousands, except per share information)

Primary
Average shares outstanding                                   194,702    193,822         194,672    193,264
Net effect of dilutive stock options and warrants--based
 on the treasury stock method using average market
 price                                                             -      5,668           3,022      6,109
                                                            ----------------------------------------------
Total                                                        194,702    199,490         197,694    199,373
                                                            ==============================================

Net income (loss)                                            (26,896)    13,089          48,540     15,279
                                                            ==============================================
Per share amount                                            $  (0.14)  $   0.07        $   0.25   $   0.08
                                                            ==============================================

Fully Diluted
Average shares outstanding                                   194,702    193,822         194,672    193,264
Net effect of dilutive stock options and warrants--based
 on the treasury stock method using quarter-end market
 price, if higher than average market price                        -      5,876           3,052      6,245
                                                            ----------------------------------------------
Total                                                        194,702    199,698         197,724    199,509
                                                            ==============================================

Net income (loss)                                            (26,896)    13,089          48,540     15,279
                                                            ==============================================

Per share amount                                            $  (0.14)  $   0.07        $   0.25   $   0.08
                                                            ==============================================